Exhibit 99.1

Strayer Education, Inc. Reports First Quarter Revenues and Earnings; Spring Term 2016 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--May 4, 2016--Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended March 31, 2016. Financial highlights are as follows:

Three Months Ended March 31

  Revenues for the three months ended March 31, 2016 decreased 1% to $111.2 million, compared to $111.9 million for the same period in 2015, principally due to lower revenue per student, partially offset by higher enrollment.
  Income from operations was $20.1 million for the three months ended March 31, 2016, compared to $19.9 million for the same period in 2015, an increase of 1%. Income from operations in the first quarter of 2016 and 2015 includes non-cash adjustments to the Company’s liability for losses on facilities no longer in use. Excluding these items, income from operations was $18.5 million and $19.7 million for the three months ended March 31, 2016 and 2015, respectively. Operating margin was 18.1% for the first quarter, compared to 17.7% for the same period in 2015, or 16.6% for the first quarter 2016, compared to 17.6% for the first quarter 2015, when excluding the non-cash adjustments.
  Net income was $12.4 million for the first quarter of 2016, compared to $11.4 million for the same period in 2015, an increase of 9%. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, net income was $11.4 million for the first quarter 2016, compared to $11.3 million for the same period in 2015.
  Diluted earnings per share was $1.15 for the first quarter 2016, compared to $1.06 from the same period in 2015. Excluding non-cash adjustments to the Company’s liability for losses on facilities no longer in use, diluted earnings per share was $1.06 for the first quarter 2016 compared to $1.05 for the same period in 2015.

Balance Sheet and Cash Flow

At March 31, 2016, the Company had cash and cash equivalents of $117.5 million and no debt. The Company generated $14.7 million in cash from operating activities in the first quarter of 2016, compared to $30.7 million during the same period in 2015. Capital expenditures in the first quarter of 2016 were $2.0 million, compared to $2.8 million for the same period in 2015.

The Company had $70.0 million of share repurchase authorization remaining at March 31, 2016. No shares were repurchased in the first quarter of 2016.

For the first quarter of 2016, bad debt expense as a percentage of revenues was 2.8%, compared to 3.1% for the same period in 2015.

Student Enrollment

Total enrollments at Strayer University for the spring term 2016 increased to 41,029 students, from 40,875 students for the spring term 2015. New student enrollments decreased by 7%, and continuing student enrollments increased by 2%.

Stock-based Compensation Activity

In February 2016, the Company’s Board of Directors approved grants of restricted stock to certain individuals under the Company’s 2015 Equity Compensation Plan. The Company granted a total of approximately 177,000 shares of restricted stock and restricted stock units, most of which vest over a four year period. The Company’s stock price closed at $50.67 on the date of these restricted stock grants.

Common Stock and Common Stock Equivalents

At March 31, 2016, the Company had 11,153,979 common shares issued and outstanding, including 554,541 shares of restricted stock. The Company also had 250,000 restricted stock units outstanding, and 100,000 vested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2016 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University and the New York Code and Design Academy. For more information on Strayer Education, Inc. visit www.strayereducation.com.

About Strayer University

Founded in 1892, Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, nursing, public administration, and criminal justice, to working adult students. The University includes Strayer@Work, which serves corporate clients by delivering the next generation of performance improvement and workforce development. Strayer University also offers an executive MBA online and corporate training program through its Jack Welch Management Institute. Strayer University is accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104. (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation.

For more information on Strayer University visit www.strayer.edu.

About New York Code and Design Academy

New York Code and Design Academy (NYCDA) is a New York City-based provider of non-degree web and mobile app development courses. NYCDA courses are delivered primarily on-ground to students seeking to further their career in software application development. NYCDA does not participate in the Federal Title IV lending program.

For more information on NYCDA visit www.nycda.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. The statements are based on the Company's current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended
	March 31,
	2015	2016
Revenues	$111,885	$111,166
Costs and expenses:
Instruction and educational support	59,697	58,098
Marketing	16,681	18,298
Admissions advisory	3,993	4,349
General and administration	11,655	10,329
Total costs and expenses	92,026	91,074
Income from operations	19,859	20,092
Investment income	78	100
Interest expense	1,273	160
Income before income taxes	18,664	20,032
Provision for income taxes	7,279	7,612
Net income	$11,385	$12,420
Earnings per share:
Basic	$1.08	$1.17
Diluted	$1.06	$1.15
Weighted average shares outstanding:
Basic	10,579	10,596
Diluted	10,738	10,782

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2015	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$106,889	$117,498
Tuition receivable, net	18,519	18,613
Other current assets	6,944	8,383
Total current assets	132,352	144,494
Property and equipment, net	77,139	74,954
Deferred income taxes	26,449	22,930
Goodwill	6,800	21,042
Other assets	5,694	14,276
Total assets	$248,434	$277,696

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$42,253	$38,108
Income taxes payable	2,684	7,231
Deferred revenue	12,373	16,868
Other current liabilities	281	281
Total current liabilities	57,591	62,488
Other long-term liabilities	47,987	57,091
Total liabilities	105,578	119,579
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 20,000,000 shares authorized; 11,027,177 and 11,153,979 shares issued and outstanding at December 31, 2015 and March 31, 2016, respectively	110	112
Additional paid-in capital	24,738	27,577
Retained earnings	118,008	130,428
Total stockholders’ equity	142,856	158,117
Total liabilities and stockholders’ equity	$248,434	$277,696

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the Three Months Ended
	March 31,
	2015	2016
Cash flows from operating activities:
Net income	$11,385	$12,420
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(71)	(71)
Amortization of deferred rent	(279)	(52)
Amortization of deferred financing costs	195	66
Depreciation and amortization	4,713	4,425
Deferred income taxes	(426)	(633)
Stock-based compensation	2,451	2,891
Changes in assets and liabilities:
Tuition receivable, net	1,914	717
Other current assets	2,573	(1,440)
Other assets	—	(2,983)
Accounts payable and accrued expenses	(983)	(4,335)
Income taxes payable and income taxes receivable	7,547	4,620
Deferred revenue	2,504	1,435
Other long-term liabilities	(831)	(2,380)
Net cash provided by operating activities	30,692	14,680

Cash flows from investing activities:
Purchases of property and equipment	(2,834)	(2,031)
Cash used in acquisition, net of cash acquired	—	(1,635)
Net cash used in investing activities	(2,834)	(3,666)

Cash flows from financing activities:
Payments on term loan	(1,562)	—
Payment of contingent consideration	(300)	(405)
Net cash used in financing activities	(1,862)	(405)
Net increase in cash and cash equivalents	25,996	10,609
Cash and cash equivalents — beginning of period	162,283	106,889
Cash and cash equivalents — end of period	$188,279	$117,498

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$724	$91
Changes in contingent consideration related to acquisitions	$—	$14,625

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu